Exhibit 12

 Elliott reaffirms its views on NXP’s fair value based on strong 2017 Q4 results  February 16, 2018

 Disclaimer  2  This document has been issued by Elliott Advisors (UK) Limited (“EAUK”) which is authorised and regulated in the United Kingdom by the Financial Conduct Authority. This document and the information contained within it is an information resource for shareholders in NXP Semiconductors N.V (“NXP”). No information within this document is intended to promote, and should not be construed as promoting, any funds advised directly or indirectly by EAUK nor does it constitute a financial promotion, investment advice or an inducement or an incitement to participate in any product, offering or investment and should not be construed as such. The views expressed in this document represent the opinions, interpretations and estimates of EAUK and are based on publicly available information and on proprietary and non-public research and analysis of publicly available information provided by a third party independent consulting firm. Certain financial information and data used herein have been derived or obtained from public filings, including filings made with the Securities and Exchange Commission or other regulatory body, and other sources. No agreement, commitment or understanding exists or shall be deemed to exist between or among EAUK and any third party by virtue of furnishing this document. EAUK has not sought or obtained consent from any third party to use any statements or information which are described as having been obtained or derived from statements made or published by third parties and this document is not a complete summary of such statements or information. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed in this document. All amounts, market value information and estimates included in this material have been obtained from outside sources that EAUK believes to be reliable or represent the best judgment of EAUK as of the date this document was first published or as otherwise indicated. Such information may change after the date of this document was first published. Any information in relation to the past performance of NXP or QUALCOMM Incorporated (“Qualcomm”) cannot be relied upon as a guide to future performance. Shareholders are advised to read the full solicitation/recommendation statement filed by EAUK and certain of its affiliates on Schedule 14D-9 and other important documents with respect to the tender offer referred to in this document under NXP's filings on www.sec.gov.This document and the information contained within it is for discussion and general informational purposes only, and does not constitute (a) an offer to buy or sell, or a solicitation of an offer to buy or sell, any security or other financial instrument, (b) a “financial promotion” for the purposes of the Financial Services and Markets Act 2000, (c) “investment research” as defined by the FCA handbook, or (d) an “investment recommendation” as defined by regulation (EU) no 596/2014. No information contained herein should be construed as recommending or suggesting an investment strategy. EAUK makes no representation, warranty or guarantee, express or implied, concerning this document and its contents, including whether the information (which may include information and statistics obtained from public filings or third party sources) or views contained herein are accurate, complete or current. The information in this document is provided “as is,” and EAUK reserves the right to change or modify this document or any of the views expressed herein at any time, and EAUK has no duty to provide you with notice of such changes, nor indeed is it obliged to undertake any changes. Where the information relates to legislative initiatives, it represents a non-exhaustive summary of EAUK’s current understanding of the legislation and the proposed timeframes as at the date of this publication, which is subject to change pending further clarification of the rules through the legislative rule making and implementation processes in the relevant jurisdiction. The information in this document is not intended to constitute nor should it be construed as the basis for any investment decision or as advice of any kind, whether in relation to legal, compliance, accounting, tax, regulatory matters or otherwise. You should discuss with your professional legal, accounting, tax, or other adviser how you may be affected by the information contained in this document. Except for the historical information contained herein, the matters addressed in this document are forward-looking statements, which are based upon certain assumptions, and involve a variety of risks and uncertainties. You should be aware that projections and forward looking statements are inherently uncertain and actual results may differ from the projections and other forward looking statements contained herein due to reasons that may or may not be foreseeable. Words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will” and similar terms and phrases identify forward-looking statements. No representation or warranty is made as to the accuracy or reasonableness of the assumptions underlying the projections and other forward looking statements contained herein. Nothing in this material should be taken as any indication of EAUK’s, or the funds’ which EAUK directly or indirectly advises or sub-advises (the “Elliott Funds”), current or future trading or voting intentions. No representation or warranty is made that EAUK’s investment processes or investment objectives will or are likely to be achieved or successful or that EAUK’s investment will make any profit or will not sustain losses. Past performance is not indicative of future results. EAUK expressly disclaims and will not be responsible or have any liability for any losses, whether direct, indirect or consequential, including loss of profits, damages, costs, claims or expenses, relating to or arising from your reliance upon any part of this document or for any misinformation contained in any public filing, any third party report or this document. Before determining on any course of action, you should consult with your independent advisors to review and consider any associated risks and consequences. This document has been prepared without regard to the specific investment objectives, financial situation, suitability and needs of any particular recipient. EAUK does not render any opinion regarding legal, accounting, regulatory or tax matters.The Elliott Funds have a direct or indirect interest in NXP. EAUK is expressing the opinions, interpretations and estimates set out in this document solely in its capacity as an investment advisor to the Elliott Funds. As a result of its arrangements with the Elliott Funds, EAUK has a financial interest in the profitability of the Elliott Funds’ positions in NXP. Accordingly, this document should not be viewed as impartial (and has not been prepared in accordance with legal requirements to promote the independence of investment research) and EAUK may have conflicts of interest. EAUK, its affiliates, officers and employees make no representations or warranties, express or implied, regarding the accuracy, reliability, completeness, suitability or other characteristics of the information contained in this document. Depending upon overall market conditions, other investment opportunities available to the Elliott Funds, and the availability of securities of NXP and/or Qualcomm at prices that would make the purchase or sale of such securities desirable, the Elliott Funds may endeavour (i) to increase or decrease their respective positions in NXP and/or Qualcomm through, among other things, the purchase or sale of securities of NXP and/or Qualcomm on the open market or in private transactions, including through a trading plan created under Rule 10b5-1(c) or otherwise, on such terms and at such times as the Elliott Funds may deem advisable and/or (ii) to enter into transactions that increase or hedge their economic exposure to the securities without affecting their beneficial ownership of shares of the securities.Gordon Singer, Chief Executive of EAUK, is the EAUK employee with principal responsibility for this document. Neither NXP nor Qualcomm has approved nor has any responsibility for this document. EAUK does not intend to update this document on a regular basis, but may from time to time amend it to reflect additional information as it becomes available.

 3  Source: Company filings, FactSet as of 13th February 2018Notes:1. Q1 16 – Q1 17 consensus and actual revenue adjusted for the Standard Products divestiture; In Q1 17 consensus assumed to have originally included US$118m of Standard Products revenue2. Consensus year-on-year revenue growth calculated as consensus revenue over actual revenue in the prior year's quarter   NXP year-on-year revenue growth¹  Over the last year, NXP has recorded four consecutive quarters of consensus-beating top-line growth   4.6ppBEAT  5.8ppBEAT  0.4ppBEAT    0.4ppBEAT  “[M]argins trending above our post Freescale merger expectations. We note this is particularly impressive given the long-pending Qualcomm merger and its potential distraction and overhang."Canaccord Genuity, November 2017  “NXPI's Q4 results were very strong, beating consensus and us on revenues, EPS, and gross margins. By business, Automotive, Secure Connected Devices, and Secure Interfaces & Infrastructure all surprised to the upside.”Bernstein, February 2018  Consensus is proving to be increasingly stale

 4  NXP performance exceeded consensus expectations in H2 2017  "Core NXP"¹ year-on-year revenue growth  Source: Company filingsNotes:1. Automotive and Secure Connected Device segments combined year-on-year revenue growth2. Per "Qualcomm to Acquire NXP" presentation filed by Qualcomm on 27th October 20163. Q1 16 – Q1 17 NXP revenue adjusted for the Standard Products divestiture  “Core NXP”¹ –– the driving rationale behind the Qualcomm offer² –– has been performing even better  3

 H2 2017 demonstrated NXP's true potential as it markedly outperformed peers   "Core NXP" has been performing even better  5  Source: Company filings, FactSet as of 13th February 2018Notes:1. Based on December year-end2. NXP revenue adjusted for the Standard Products divestiture; ADI revenue adjusted for the LLTC acquisition; MCHP revenue adjusted for the ATML acquisition; ON revenue adjusted for the FCS acquisition;Renesas revenue adjusted for the ISIL acquisition3. ADI Q4 17 revenue (based on December year-end) per consensus due to unavailability of actual data  Year-on-year revenue growth¹,²  %  %  Peers Median = 10.5%  3.0pp better

 6  We think consensus underestimates NXP’s growth potential as evidenced by the last full year of consensus beats   Even based on consensus, NXP’s revenue growth is expected to continue to outperform peers going forward   Revenue CAGR 2018E-2020E1   Source: Bloomberg as of 13th February 2018Notes:1. Based on December year-end2. CY 2018E – CY 2019E growth due to unavailability of CY 2020E forecasts  “We raise our 2018 revenue estimates from $9,626M to $9,872M, and 2019 from $10,142M, to $10,436M. We introduce our 2020 estimate at $11,081M.”Bernstein, February 2018  “NXP’s 4Q results were better due to higher revenues and slightly better GM than we were modeling for. Strength was pretty broad based and across segments. Our estimates are going up due to higher revenues and slightly higher margins” BMO, February 2018  Peers Median = 3.8%  1.5pp better  2  2

Strong top-line growth, operating leverage and synergy capture have driven impressive margin expansion

We think NXP has outperformed its Freescale synergies target of US$500m

HPMS division[1] non-GAAP gross margin

~270bps of non-GAAP gross margin expansion
from the first quarter of the Freescale consolidation


53.3%
53.7%
53.9%
54.6%
54.5%
54.7%
55.5%
56.0%
Q1 16
Q2 16
Q3 16
Q4 16
Q1 17
Q2 17
Q3 17
Q4 17

HPMS division[1] non-GAAP operating margin

~775bps of non-GAAP operating margin expansion
from the first quarter of the Freescale consolidation


24.4%
27.0%
29.3%
30.4%
28.3%
29.4%
31.9%
32.2%
Q1 16
Q2 16
Q3 16
Q4 16
Q1 17
Q2 17
Q3 17
Q4 17

Source: Company filings
Notes:
1. High Performance Mixed Signal division

ELLIOTT
7

 As a result of strong top-line growth and margin expansion, consensus expects NXP to outperform peer EPS growth in the medium-term  8  EPS CAGR 2018E-2020E1  Source: Bloomberg as of 13th February 2018Notes:1. Based on December year-end2. CY 2018E – CY 2019E growth due to unavailability of CY 2020E forecasts  Peers Median = 9.1%      0.7pp better  2  2

Given the track record of consistent outperformance versus expectations, we believe that there is upside to consensus EPS estimates for NXP

NXP year-on-year EPS growth[1]


NXP is delivering significant EPS growth even without the ability to do buybacks
38.6%
30.5%
8.1pp BEAT
29.6%
27.2%
2.4pp BEAT
25.3%
11.2pp BEAT
14.1%
25.7%
8.8pp BEAT
16.9%
Q1 17
Q2 17
Q3 17
Q4 17
Consensus²
Actual

*"Our new 2019 EPS estimate is **$8.21; if we assume that NXPI on a stand-alone basis would have continued repurchasing shares, that number might be into the low to mid $9's**, and it does not appear challenging to justify higher deal pricing (…)"*

Bernstein, February 2018

*"Due to **higher revenues and a slightly better GM**, we are **raising our CY18 and CY19 EPS estimates** to $7.28/$7.93 from $6.97/$7.66."*

BMO, February 2018

Source: Company filings, FactSet as of 13th February 2018

Notes:

1. Q1 16 – Q1 17 consensus and actual EPS adjusted for the Standard Products divestiture, based on reported Standard Products non-GAAP operating income and quarterly consensus tax rate of approximately 3-6%. Assumes Q1 17 consensus originally included US$29m of Standard Products non-GAAP operating income
2. Consensus year-on-year EPS growth calculated as consensus EPS over actual EPS in the prior year's quarter

ELLIOTT
9

We believe NXP is one of the most attractive semi names and deserves to trade in-line with peers

	NXP	Peers median	NXP vs. Peers	Analog Devices	Infineon	Maxim Integrated	Microchip	ON Semiconductor	Renesas	ST	Texas Instruments
Revenue CAGR 2018E-2020E[1]	5.3%	3.8%	+1.5pp	3.8%	8.1%	3.2%[2]	3.7%[2]	2.6%	6.4%	3.4%	3.9%
Gross margin 2018E[1]	54.3%	51.0%	+3.3pp	71.1%	38.3%	67.1%	61.8%	38.0%	22.9%	40.3%	65.0%
EBITDA margin 2018E[1]	35.9%	34.6%	+1.3pp	47.0%	27.5%	41.7%	43.0%	23.8%	26.0%	23.2%	46.9%
EPS CAGR 2018E-2020E[1]	9.8%	9.1%	+0.7pp	8.2%	10.5%	7.7%[2]	7.6%[2]	12.3%	29.8%	5.0%	9.9%
Price/Earnings 2018E[1]	15.8x	18.2x	-2.4x	16.3x	22.5x	21.2x	14.2x	12.6x	22.5x	17.0x	19.5x

*"We believe **there is a disconnect between NXPI's price appreciation and the overall semiconductor multiple expansion. Typically this could be explained by poor performance, yet in NXPI's case we see the opposite**, as revenue grew 4-6%, net debt was reduced by 52%, and auto/industrial accounted for 55% of sales....Our **sensitivity analysis reveals value in the $130-$150 range**: By simply applying a peer multiple on P/E on CY19 Non-GAAP EPS, we could see value of $143- $150 on the high end and $130 as a base case target."*

Needham, February 2018

Source: Bloomberg as of 13th February 2017
Notes:
1. Based on December year-end
2. CY 2018E – CY 2019E growth due to unavailability of CY 2020E forecasts

ELLIOTT
10